Exhibit 99.15

Chronic Lymphocytic Leukemia Oral Presentation
Title: Ibrutinib Is an Irreversible Molecular Inhibitor of Interleukin-2 Inducible Kinase: Expanding Therapeutic Potential and Modulating a Th1 Selective Pressure in CD4 T-Cells
Session: 604. Molecular Pharmacology, Drug Resistance: Therapeutic Exploitation of Oncogenic and Metabolic Pathways in Lymphoma and Leukemia
Date/Time: Monday, December 10, 2012   Presentation Time:  6:15 PM
Location: Georgia World Congress Center, B211-B212
Presenter: Jason Dubovsky

Jason A Dubovsky, Ph.D1, Kyle A Beckwith, B.S.2*, Jennifer A. Woyach, MD3,4, Samantha M. Jaglowski, MD, MPH5, Joshua Hessler2*, Betty Y. Chang, PhD6*, Karilyn Larkin7*, Matthew R Stefanovski, B.S.8*, Frank W Frissora, M.S.9*, Lisa L. Smith2*, Kelly A Smucker7*, Joseph M. Flynn, DO, MPH10*, Jeffrey A. Jones, MD, MPH11, Leslie A Andritsos, MD5, Kami Maddocks, MD12*, Amy Lehman2*, Richard R. Furman, MD13, Jeff P. Sharman, MD14*, Anjali Mishra, Ph.D.15*, Michael A. Caligiuri, M.D.16, Joseph J. Buggy, PhD17*, Natarajan Muthusamy, DVM, Ph.D15, Amy J Johnson, PhD18 and John C. Byrd, MD3
1Ohio State University Medical Center, Columbus, OH
2The Ohio State University, Columbus, OH
3Division of Hematology, Department of Internal Medicine, The Ohio State University, Columbus, OH
4Internal Medicine, Division of Hematology, The Ohio State University Comprehensive Cancer Center, Columbus, OH
5Department of Internal Medicine, Division of Hematology, The Ohio State University, Columbus, OH
6Research, Pharmacyclics, Sunnyvale, CA
7The Ohio State University, Columbus
8Division of Hematology, Department of Internal Medicine, The Ohio State University Comprehensive Cancer Center, Columbus, OH
9Comprehensive Cancer Center, The Ohio State University, Columbus, OH
10Internal Medicine, The Ohio State University, Columbus, OH
11Division of Hematology, The Ohio State University, Columbus, OH
12Internal Medicine, Division of Hematology, The Ohio State University, Columbus, OH
13Weill Medical College of Cornell University, New York, NY
14US Oncology, Springfield, OR
15The Ohio State University Comprehensive Cancer Center, Columbus, OH
16Integrated Biomedical Sciences Graduate Program, The Ohio State University, Columbus, OH
17Pharmacyclics, Inc., Sunnyvale, CA
18The Ohio State University

ABSTRACT:
In chronic lymphocytic leukemia (CLL), mounting evidence points to an aberrant tumor associated Th2 bias that drives leukemic cell immune evasion, promotes formation of a supportive niche microenvironment, and functionally cripples innate and adaptive immunity. The end result is a high incidence of infections which is the primary cause of mortality in CLL. This same Th2 bias is induced by many other types of cancer. Th2 CD4 T-cells are singularly dependent upon IL-2-inducible T-cell kinase (ITK) for activation whereas Th1 CD4 and CD8 T-cells have compensatory resting lymphocyte kinase (RLK) which conducts T-cell receptor activation even in the absence of ITK. Thus, a clinically viable ITK inhibitor would be ideal for targeting immune suppression associated with CLL and potentially other types of cancer. Unfortunately, no such therapeutic is currently available. Ibrutinib, a confirmed inhibitor of the Bruton’s tyrosine kinase (BTK) that irreversibly blocks downstream B-cell receptor activation, has demonstrated outstanding clinical activity in phase I/II clinical trials resulting in durable remissions in CLL. Our studies unveiled a previously uncharacterized Th1 cytokine switch in ibrutinib treated CLL patients which could not be attributed to B-lymphocytes. This ibrutinib-induced Th1 T-cell skewing was confirmed using the EµTCL1 mouse model of leukemia. Such alterations in cytokine patterns were reminiscent of mouse studies in which genetic ablation of ITK subverted Th2 immunity, thereby potentiating Th1-based adaptive immunity. The striking homology between BTK and ITK combined with intriguing in silico docking studies and promising in vitro kinase inhibition profiles with ibrutinib led to the hypothesis that this could be the first clinically viable irreversible ITK inhibitor. Cellular probe assays confirmed that the active site of ITK was covalently blocked by ibrutinib at pharmacologically relevant doses. Our comprehensive molecular analyses of T-cell signaling confirmed this in the Jurkat cell line. We further confirmed both molecular and functional outcomes in primary and in vitro polarized Th1 and Th2 CD4 T-cells. We found that mutation of the ITK-Cys442 covalent binding residue for ibrutinib alleviated molecular inhibition. We also demonstrated that Th1 and CD8 T-cell restricted expression of RLK provides a compensatory platform for T-cell activation offering a molecular explanation for the selective outgrowth of cytotoxic Th1 biased immunity. We further confirmed this effect using T-cells directly derived from CLL patients. To demonstrate that ibrutinib-induced ITK inhibition had direct clinical relevance in the setting of CLL we utilized a novel listeriosis/leukemia mouse model. In this model we clearly demonstrated complete recovery of functional immunity and all ibrutinib treated mice survived a potentially lethal Listeria monocytogenes infection. Our results expose novel molecular insights into the mechanism of action of ibrutinib in the context of Th2-biased immunosuppressive leukemia. We also postulate that ibrutinib’s irreversible ITK inhibitory effects may prove effective in a number of other autoimmune, inflammatory, and viral diseases, including influenza A and HIV/AIDS.

Disclosures: Jaglowski: Pharmacyclics: Research Funding. Chang: Pharmacyclics, Inc.: Employment. Maddocks: Pharmacyclics: Research Funding. Buggy: Pharmacyclics: Employment, Equity Ownership. Byrd: Pharmacyclics: Research Funding.